                                                                 EXHIBIT (a)(12)

CONTACT: The Altman Group, Inc.
         (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

  AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS AND INCREASE IN
    OFFER PRICE FOR TENDER OFFERS FOR CENTURY PROPERTIES FUND XV AND CENTURY
                              PROPERTIES FUND XIX


         DENVER, COLORADO, April 27, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase units of limited partnership interest in the partnerships set forth below, subject to the terms of their respective Offers to Purchase and related Letters of Transmittal (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on May 31, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on April 27, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on April 25, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
-------------------                                     ------------------------
Century Properties Fund XIV                                         544

Century Properties Fund XV                                        2,130

Century Properties Fund XIX                                       3,072

Century Properties Growth Fund XXII                               4,506

Davidson Growth Plus, L.P.                                          770

Davidson Income Real Estate, L.P.                                   531

Fox Strategic Housing Income Partners                               870

National Property Investors III                                     534

         In addition, AIMCO Properties, L.P. announced today that it has increased its offer price to purchase units of limited partnership interest in Century Properties Fund XV and Century Properties Fund XIX, subject to the terms of their respective Offers to Purchase and related Letters of Transmittal (as amended and supplemented, the "CPF Offers"). The offer price for Century Properties Fund XV has been increased from $89.64 to $99.00 per unit in cash. The offer price for Century Properties Fund XIX has been increased from $261.28 to $300.00 per unit in cash. In accordance with the terms of the CPF Offers, the increased consideration will be paid for all units accepted for payment pursuant to the CPF Offers, whether or not the units were tendered prior to the increase in consideration.

         For further information, please contact The Altman Group, Inc. at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.